1. Name and Address of Reporting Person
   Toretti, Christine J.
   43 South Ninth Street
   Indiana, PA 15701
   USA
2. Issuer Name and Ticker or Trading Symbol
   S&T Bancorp, Inc. (STBA)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   |         +-----------+---+----------+   Year       |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |         |Amount     |A/D|Price     |              |   (I)     |   ship     |
+------------------------------+----------+----------+---------+-----------+---+----------+--------------+-----------+------------+
Common Stock                    12/31/2002            R         94.594      A   $25.8100   32193          D
Common Stock                    12/31/2002            R         4.815       A   $25.8100   131            I           Christine J
                                                                                                                      T/F Joseph
                                                                                                                      Jack
Common Stock                    12/31/2002            R         3.953       A   $25.8100   128            I           Christine J
                                                                                                                      T/F Maxwell
                                                                                                                      Jack
Common Stock                                                                               12492          I           Company
                                                                                                                      Pension Plan
Common Stock                                                                               111400         I           PNC Invest to
                                                                                                                      Benefit
                                                                                                                      Children

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   |Day/   |Day/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|at End |direct |Owner-|
|Security  |Security|Year)  |Year)  |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |of Year|(I)    |ship  |
+----------+--------+-------+-------+---------+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $0       12/16/2         A         3000        01/01/2004 12/16/2012 Common  3000     $26.6000   3000    D
Options              002                                                         Stock
(Right to                                                                        <F1>
buy)
Stock       $9.5                                                      12/19/2004 Common                      5000    D
Options                                                                          Stock
(Right to
buy)
Stock       $13.125                                                   12/18/2005 Common                      5000    D
Options                                                                          Stock
(Right to
buy)
Stock       $15.4375                                                  12/16/2006 Common                      5000    D
Options                                                                          Stock
(Right to
buy)
Stock       $19.8125                                                  12/18/2010 Common                      5000    D
Options                                                                          Stock
(Right to
buy)
Stock       $20.375                                                   12/15/2007 Common                      5000    D
Options                                                                          Stock
(Right to
buy)
Stock       $22.875                                                   12/20/2009 Common                      5000    D
Options                                                                          Stock
(Right to
buy)
Stock       $24.4                                                     12/17/2011 Common                      5000    D
Options                                                                          Stock
(Right to
buy)
Stock       $27.75                                                    12/21/2008 Common                      5000    D
Options                                                                          Stock
(Right to
buy)

Explanation of Responses:

<F1>
50% vesting on 01/01/04, 50% vesting on 01/01/05

SIGNATURE OF REPORTING PERSON
/s/ Christine J. Toretti

DATE
02/11/2003